Exhibit 10.1

PREDICATED ON STRICTLY PRIVATE AND CONFIDENTIAL

BINDING LETTER OF INTENT

August 20, 2012

Re: Wellesley Capital Management Corp.

The purpose of this Letter of Intent (“LOI) is to set forth the terms and conditions pursuant to which Wellesley Capital Management Corp.,(Wellesley) formerly TheWebDigest Corp. (“Non-Trading Public Company”) enters into a transaction (“Transaction”) with several entities, including individuals and companies (“Private Company”). Non-Trading Public Company and Private Company may be referred to herein individually as a “Party” or collectively as the “Parties”.

This LOI is intended to serve as a memorandum agreement of the Parties’ current discussions and to set forth the general guidelines pursuant to which the parties will fulfill their obligations and discharge their fiduciary duties by negotiating and agreeing to, in good faith, the terms and conditions of this definitive (LOI) agreement. Both Parties acknowledge that all of the provisions of this LOI are binding, however, no contract or agreement shall be deemed to exist unless a closing occurs on or before September 1, 2012.

1.          Going Public Transaction. The Non-Trading Public Company will comply with applicable state and federal laws. The Non-Trading Public Company will be, as of the date above and at the Closing (defined below), a non-trading publicly held company in the United States and has filings as published on the Securities and Exchange Commission (SEC) website (http://www.sec.gov) : that private company has had full access together with any and all due diligence questions as to management of Wellesley. At Closing, Non-Trading Public Company will have no material assets and liabilities (contingent or otherwise), not to exceed $65,000 (exclusive of closing expenses). Additionally, at closing, Wellesley shall have no known federal tax obligations, will have no known litigation and will have had no material changes to its business or financial condition as compared to  June 30, 2012.

2.          Form of Transaction. Management of Non-Trading Public Company will assist Private Company and its counsel in this transaction including, but not limited to, amending its Articles of Incorporation.

3.         Due Diligence, The Private Company fully acknowledges that the Non-Trading Public Company has provided full access (including financials, management access, and any and all matters so sought) to Private Company and its advisors to conduct a reasonable investigation of information and materials relating to the Non-Public Company’s financials, business and legal conditions. Private Company is fully satisfied with their due-diligence process.

4.         Consideration. In connection with this Transaction, Private Company shall deliver to Non-Trading Public Company at closing (on or before September 1, 2012), the following consideration:

a)	Private Company shall deliver real estate (in the form of vacant property) having an unsubstantiated valuation (determined solely by Steve Adelstein) of a minimum of $3,000,000.

b)

Private Company shall deliver a loan in the amount of $30,000 (USD) to the Non-Trading Public Company at closing (on or before September 1, 2012). The terms of the Note shall be for eighteen (18) months at 6% interest having both principal and interest ballooning at maturity date. Said $30,000 loan can be convertible into common shares (at the sole discretion of Private Company) having a minimum conversion price of $0.125 per share.

Private Company acknowledges that there is total liability in the amount of $60,000 that the Non-Trading Company has on its financial statements at June 30, 2012 and after the above $30,000 is utilized to pay liabilities, there remains a said $30,000 note payable. The Private Company is to pay this debt (or acquiring this debt obligation utilizing a third party), fully (100%) satisfy within thirty (30) days of closing.

At the Closing of the Transaction (on or before September 1, 2012), the Non-Trading Public Company will deliver (control of shares but certificates shall be issued by September 30, 2012) for the consideration of 82,500,000 restricted common shares (as defined by the rules and regulations of the SEC) and currently valued at $0.01 per common share. The total value of $825,000 (as defined by Generally Accepted Accounting Principles) for common shares issuance is the total consideration paid as a result of the Private Company fully complying with the terms and conditions of this agreement. The distribution of the 82,500,000 common shares shall be determined by private company.

At the Closing of this Transaction, all (100% of all rights, title and interests) domain names and all related intellectual properties owned by the Non-Trading Public Company shall be transferred to Steve Adelstein, and or assigns for consideration of $2,500. Said $2,500 is an arbitrary valuation agreed to by the Parties.

5.          Formal Agreement. This Letter of Intent is a definitive Agreement consistent with and subject to fiduciary duties imposed on their boards of directors. The Non-Trading Public Company and. Private Company shall use commercially reasonable efforts to cause this Agreement to be approved and ratified by their respective board of directors.

6.          The Closing and Hold Harmless. The Parties acknowledge that a Closing of this Transaction will occur on or before September 1, 2012 or either Party can withdraw without any and all recourse. The Parties acknowledge that if a Closing does not occur for any reason whatsoever, both the Non-Trading Public Company and the Private Company shall hold each other totally harmless thereafter and for perpetuity.

7.          Expenses. It is understood that  Private Company shall pay all legal and accounting fees and other expenses incurred in connection with this LOI, including expenses of Non-trading Public Company not to exceed $7,500 (unless approved in writing).

8.          Announcements. Except to the extent the Parties believe that they are required by applicable law or regulation to do otherwise, prior to execution of a Agreement. No Party shall issue any statement or communication to the public regarding the proposed Transaction without the consent of the other Party, which consent shall not be unreasonably withheld and each Party shall keep the proposed Transaction and information obtained from the other Party confidential in accordance with the terms of this section. To the extent a Party hereto believes it is required by law or regulation to disclose the proposed Transaction, it shall, if possible, immediately notify the other party prior to such disclosure.

9.          Governing Law, Dispute Resolution, and Jurisdiction, This LOI shall be governed by and construed in accordance with the laws of the State of Florida giving effect to the conflicts of laws principles thereof. All disputes, controversies or claims (“Disputes”) arising out of or relating to this LOI shall in the first instance be the subject of a meeting between a representative of each Party who has decision-making authority.

10.         Access to Information and Confidentiality. In connection with the negotiation and preparation of the Agreement, each Party will make available to the other, and their respective representatives, all hooks, records, documents and other information that may reasonably be requested. Prior to the Closing, each Party shall keep confidential any non-public information obtained from the other Party hereto. In the event of termination of negotiations, each Party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby and will use all reasonable efforts to keep confidential any such information, unless such information is ascertainable from public or published information or already known by the receiving Party.

11.         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed or emailed (which is confirmed) to the parties at the following addresses:

Wellesley Capital Management Corp.	Private Company
Steven Adelstein, President	c/o Roland Breton
7076 Spyglass Avenue	901 SE 17th ST
Parkland, FL 33076	Suite 206
(954) 599-3672	Fort Lauderdale, FL 33316
steveadelstein@yahoo.com	(954) 309-4999
rolandbreton@att.net

12.          Survival of Representations. All the representations, warranties and agreements in this agreement shall be in full force and effect at the closing date, but for any reasons whatsoever, if closing does not take place on or before September 1, 2012, all such representations and warranties shall not survive the closing date of this agreement.

13.          Assignment. Neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party member which approval can be unreasonably withheld. Subject to the proceeding sentence, this agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this agreement has been signed by the parties set forth below (facsimile and counterpart signatures are binding and acceptable for this Letter of Intent).

Date: 8/20/12	Wellesley Capital Management Corp. By: /s/ Steven Adelstein Steven Adelstein - President

Date: 8/20/12	Private Company By: /s/ Roland Breton Roland Breton - President